                                   EXHIBIT 2.5

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of September 22, 1999 by and among IAT Resources Corporation, a Delaware corporation (the "PARENT"), Infolocity Merger Sub, Inc., a Delaware corporation ("MERGER SUB"), Infolocity, Inc., a California corporation (the "COMPANY"), James J. Cerna, Jr., an individual ("CERNA"), and Victor Alonso Holtorf, an individual ("HOLTORF" and, together with Cerna, the "PRINCIPAL SHAREHOLDERS").

                                    RECITALS

         A. The Boards of Directors of the Parent, Merger Sub and the Company have determined that the merger of Merger Sub with and into the Company on the terms set forth herein, with the Company surviving as a wholly-owned subsidiary of the Parent, is advisable and in the best interests of their respective corporations and stockholders and have approved this Agreement.

         B. The parties hereto desire to adopt a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE").

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions contained herein, the parties to this Agreement hereby agree as follows:

1.       DEFINITIONS; INTERPRETATION.

         1.1 CERTAIN DEFINITIONS. As used in this Agreement, terms defined in the preamble and recitals hereto shall have the respective meanings specified therein and the following terms shall have the following meanings:

             1.1.1 "ACTION" means any litigation, action, suit, proceeding, arbitration or claim before any court or Governmental Authority, or any investigation by any Governmental Authority.

             1.1.2 "AFFILIATE" shall mean, with respect to any specified Person, (i) any other Person who, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person, (ii) any other Person who is a director, officer, manager, member, partner or trustee of the specified Person or a Person described in clause (i) of this definition or any spouse or non-adult child (including by adoption) of the specified Person or any such other Person, (iii) any relative (other than a spouse or non-adult child (including by adoption)) of the specified Person or any other Person described in clause (ii) of this definition who has the same principal address as such person, (iv) any trust of which the specified Person and/or any one or more of the Persons specified in clause (i), (ii) or (iii) of this definition has a beneficial interest, or
(v) any Person of which the specified Person and/or any one or more of the Persons specified in clause (i),(ii) or (iii) of this definition, individually or in the aggregate, beneficially own

10% or more of any class of voting securities or otherwise have a substantial beneficial interest. For purposes of this definition, "control" shall have the meaning for such term set forth in Rule 405 under the Securities Act.

             1.1.3 "ANNUAL FINANCIAL STATEMENTS" shall mean the audited consolidated balance sheet of the Company as at June 30, 1999 and the related audited consolidated statements of operations, changes in shareholders' equity and cash flows for the six months then ended, including, without limitation, the notes and schedules to such financial statements.

             1.1.4 "BEST EFFORTS" shall mean the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that the result is achieved as expeditiously as practicable under the circumstances; PROVIDED, HOWEVER, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to (i) take actions that would result in a material adverse change in the benefits to such Person under this Agreement or the transactions contemplated by this Agreement, (ii) make any significant cash payments or (iii) incur any significant liability or obligation.

             1.1.5 "BEST KNOWLEDGE" (i) with respect to the Company shall mean the actual knowledge of each of the Principal Shareholders and Carlos Gonzalez, and (ii) with respect to the Parent shall mean the actual knowledge of each of Irwin Meyer and Arthur Bernstein.

             1.1.6 "BRIDGE LOAN PROMISSORY NOTE" shall mean the Bridge Loan Promissory Note of the Company made to the Parent as holder dated August 26, 1999, which provides for loans by the Parent to the Company in the aggregate amount of $2,000,000 on the terms and subject to the conditions contained therein.

             1.1.7 "BUSINESS CONDITION" of any Person shall mean the business, properties, assets, revenues, operations, financial condition, results of operations, or prospects of such Person.

             1.1.8 "BUSINESS DAY" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in Los Angeles, California are authorized or obligated by Law or executive order to close.

             1.1.9 "CERNA EMPLOYMENT AGREEMENT" shall mean that certain employment agreement between the Company and Cerna in the form of EXHIBIT
1.1.9 attached hereto.

             1.1.10 "CGCL" shall mean the General Corporation Law of the State of California.

             1.1.11 "CHARTER DOCUMENTS" shall mean with respect to any Person, the Articles or Certificate of Incorporation, By-Laws, Articles of Organization, Operating Agreement or other organizational documents, as applicable, of such Person.

             1.1.12 "CLOSING VALUE OF THE PARENT COMMON STOCK" shall mean the average per share closing sale price of the Parent Common Stock on the Nasdaq SmallCap Market for the ten consecutive trading days immediately prior to the Business Day prior to the Closing Date.

             1.1.13 "COMMISSION" shall mean the Securities and Exchange Commission.

             1.1.14 "COMPANY COMMON STOCK" shall mean the common stock, no par value per share, of the Company.

             1.1.15 "COMPANY SERIES A PREFERRED STOCK" shall mean the Series A Preferred Stock, no par value per share, of the Company.

             1.1.16 "COMPANY STOCK" shall mean the Company Common Stock and the Company Series A Preferred Stock.

             1.1.17 "CONDITIONAL GUARANTY" shall mean the Conditional
Guaranty dated as of August   , 1999 by the Principal Shareholders to the
Parent.

             1.1.18 "CONTRACT" shall mean any written or oral note, bond, debenture, mortgage, license, agreement, commitment, contract or understanding.

             1.1.19 "DGCL" shall mean the General Corporation Law of the State of Delaware.

             1.1.20 "EQUITY SECURITIES" shall mean (i) with respect to any Person that is a corporation, the capital stock and/or any Stock Equivalents of such Person, and (ii) with respect to any Person that is not a corporation, any and all partnership, limited liability company or other equity interests and/or any Stock Equivalents of such Person.

             1.1.21 "EMPLOYEE PLANS" with respect to any Person shall mean any plan, arrangement or Contract providing compensation or benefits to, for or on behalf of employees and/or directors of such Person, including, without limitation, employment, deferred compensation, retirement or severance Contracts; plans pursuant to which Equity Securities are issued, including, without limitation, stock purchase, stock option and stock appreciation rights plans; bonus, thrift, pension, savings, insurance, profit sharing, severance, loan guaranty, employee loan or incentive compensation plans or arrangements; and unemployment benefit, hospitalization or other medical, life, dental, vision, health care or other insurance plans and policies.

             1.1.22 "EXPLOIT" shall mean manufacture, advertise, license, market, merchandise, promote, publicize, sell, use, supply or distribute, and "EXPLOITATION" and "EXPLOITED" shall have correlative meanings.

             1.1.23 "GAAP" shall mean generally accepted accounting principles, consistently applied.

             1.1.24 "GONZALEZ EMPLOYMENT AGREEMENT" shall mean that certain employment agreement between the Company and Carlos Gonzalez in the form of
EXHIBIT 1.1.24 attached hereto.

             1.1.25 "GOVERNMENTAL AUTHORITY" shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

             1.1.26 "HOLTORF EMPLOYMENT AGREEMENT" shall mean that certain employment agreement between the Company and Holtorf in the form of
EXHIBIT 1.1.26 attached hereto.

             1.1.27 "MERGER SHARES" shall mean 7,250,000 shares of Parent Common Stock, subject to adjustment as provided in SECTION 2.10.

             1.1.28 "LAW" shall mean any federal, state or local statute, law, rule, regulation, ordinance, order, code, policy or rule of common law, now or hereafter in effect, and in each case as amended, and any judicial or administrative interpretation thereof by a Governmental Authority, including, without limitation, any judicial or administrative order, consent, decree or judgment; PROVIDED that for purposes of SECTION 4.15 and 4.17, "Laws" shall be limited to federal and California Laws.

             1.1.29 "LIEN" shall mean any liens, options, security interests, pledges or other encumbrances, proxies, voting trusts, voting agreements, judgments, charges, escrows, rights of first refusal or first offer, indentures, claims or transfer restrictions, whether arising by Contract or operation of law.

             1.1.30 "NON-DISCLOSURE AGREEMENTS" shall mean those certain non-disclosure agreements entered into by the employees of the Company and the Parent, each in the form of EXHIBIT 1.1.30 attached hereto.

             1.1.31 "ORDER" shall mean any Law, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent).

             1.1.32 "OUTSTANDING COMPANY SHARES" shall mean the sum of the total number of shares of Company Common Stock and the total number of shares of Company Series A Preferred Stock issued and outstanding immediately prior to the Closing.

             1.1.33 "PARENT COMMON STOCK" shall mean the common stock, par value $0.001 per share, of the Parent.

             1.1.34 "PARENT SEC REPORTS" shall mean each form, report, schedule, registration statement and definitive proxy statement filed by the Parent with the Commission since January 1, 1998.

             1.1.35 "PERSON" shall mean an individual or a partnership, corporation, trust, association, limited liability company, Governmental Authority or other entity.

             1.1.36 "PROXY STATEMENT" shall mean the proxy statement to be filed by the Parent with the Commission in connection with the Parent Stockholders Meeting.

             1.1.37 "PARENT STOCKHOLDERS MEETING" mean the Parent's special meeting of stockholders to be held after the mailing of the definitive Proxy Statement in accordance with SECTION 7.5.2, at which meeting, among other things, the Parent will seek the Parent Stockholders Approval.

             1.1.38 "PARENT STOCKHOLDERS APPROVAL" shall mean the approval by the stockholders of the Parent, in accordance with the DGCL and the rules of the Nasdaq Stock Market, of all matters which are required to be approved by the Parent's stockholders in connection with the issuance of the Merger Shares in the Merger and the other transactions contemplated hereby.

             1.1.39 "SOFTWARE" shall mean the Company's Maximillian software.

             1.1.40 "STOCK EQUIVALENTS" of any Person shall mean options, warrants, calls, rights, commitments, convertible securities and other securities or interests pursuant to which the holder, directly or indirectly, has the right to acquire (with or without additional consideration) capital stock, partnership interests, membership interests or other equity interests of such Person.

             1.1.41 "SUBSIDIARY" of any Person shall mean any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by such Person.

             1.1.42 "TAX" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including, without limitation, any interest, penalty, or addition thereto, whether disputed or not.

             1.1.43 "TAX LIABILITIES" shall mean all Liabilities related to Taxes.

             1.1.44 "TAX RETURN" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

             1.1.45 "TRANSACTION CONTRACTS" shall mean this Agreement, the Bridge Loan Promissory Note, the Cerna Employment Agreement, the Gonzalez Employment Agreement, the Holtorf Employment Agreement, the Conditional Guaranty, the Non-Competition Agreements, the Non-Disclosure Agreements, the Rule 145 Affiliate Letters and each other Contract or instrument executed and delivered by any party hereto in connection with the transactions contemplated by this Agreement.

             1.1.46 "TRANSACTION EXPENSES" of a party hereto shall mean all costs and expenses incurred by or on behalf of such party in connection with, arising out of or relating to this Agreement and the transactions contemplated hereby, including, without limitation, all legal fees and costs, all broker, finder, investment banker, appraiser and similar fees and costs, and all costs and expenses of other experts and advisors.

             1.1.47 "TRANSFER" shall mean sell, assign, transfer, pledge, grant a security interest in, or otherwise dispose of, with or without consideration, and "TRANSFERRED" shall have a correlative meaning.

      1.2 OTHER DEFINITIONS. The following terms shall have the meanings given the terms in the Sections set forth below:


            TERM                                                        SECTION
            ----                                                        -------
            "Acquisition Proposal"                                      7.4

            "Affiliate Letter"                                          7.7

            "California Secretary of State"                             2.2

            "Certificate"                                               2.5.4

            "Certificate of Merger"                                     2.2

            "Claim"                                                     11.5

            "Claim Notice"                                              11.5

            "Closing"                                                   3

            "Common Merger Consideration"                               2.5.2

            "Company Disclosure Schedule"                               4

            "Company Financial Schedule"                                4.6

            "Company Indemnified Party"                                 11.4

            "Damages"                                                   11.2

            "Delaware Secretary of State"                               2.2

            "Direct Claim"                                              11.5

            "Effective Time"                                            2.2

            "Executive Committee"                                       10.2.3

            "Indemnified Party"                                         11.5

            "Indemnifying Party"                                        11.5

            "Investor Letter"                                           7.11

            "Letter of Transmittal"                                     2.6.1

            "Liabilities"                                               4.7

            "Listed Securities"                                         6.15

            "Lock-Up Agreements"                                        8.9

            "Material Contracts"                                        4.11.2

            "Merger"                                                    2.1

            "Merger Consideration"                                      2.5.2

            "Merger Share Transfer Agreement"                           7.12

            "Non-Competition Agreements"                                8.7

            "Parent Disclosure Schedule"                                6

            "Notices"                                                   14.1



            TERM                                                        SECTION
            ----                                                        -------
            "Parent Financial Statements"                               6.9

            "Parent Indemnified Party"                                  11.2

            "Permits"                                                   4.16

            "Rule 145 Affiliates"                                       7.7

            "Surviving Corporation"                                     2.1

            "Third Party Claim"                                         11.5


      1.3 CONSTRUCTION OF CERTAIN TERMS AND PHRASES. Unless the context otherwise requires, (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (d) the term "Section" refers to the specified Section of this Agreement; (e) the terms "and" and "or" include the term "and/or" when the context is appropriate; and
(f) the phrase "ordinary course of business" refers to the business and practice of the Person specified. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. Whenever this Agreement refers to an Exhibit or Schedule attached hereto, the Exhibit or Schedule shall be deemed to be incorporated by reference herein.

2.    THE MERGER.

      2.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time and in accordance with the DGCL and the CGCL, Merger Sub shall be merged with and into the Company in accordance with this Agreement (the "MERGER") and the separate existence of Merger Sub shall cease. The Company shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "SURVIVING Corporation").

      2.2 FILINGS; EFFECTIVE TIME OF THE MERGER. On the Closing Date, Merger Sub and the Company shall cause the Merger to be consummated by executing, delivering and filing a certificate of merger with the Secretary of State of the State of Delaware (the "DELAWARE SECRETARY OF STATE") in accordance with
Section 252 of the DGCL and an agreement of merger with the Secretary of State of the State of California (the "CALIFORNIA SECRETARY OF STATE") in accordance with Section 1108 of the CGCL. The parties shall on the Closing Date file such other documents with the Delaware Secretary of State and the California Secretary of State as may be required by the provisions of the DGCL and the CGCL and as are necessary to cause the Merger to become effective. The Merger shall become effective when the certificate of merger, the agreement of merger and such other necessary documents are so filed with the Delaware Secretary of State and the California Secretary of State, as applicable, or at such other time thereafter as provided in the certificate of merger and the agreement of merger. The time at which the Merger becomes effective is herein referred to as the "EFFECTIVE TIME."

      2.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the DGCL and the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective

Time, all of the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      2.4  THE SURVIVING CORPORATION.

           2.4.1 ARTICLES OF INCORPORATION. At the Effective Time, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

           2.4.2 BYLAWS. At the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.

           2.4.3 DIRECTORS AND OFFICERS. At and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws, Cerna, Holtorf, two individuals to be designated by the Parent not later than two Business Days prior to the Effective Time, and one individual to be mutually designated by the Parent, Cerna and Holtorf not later than two Business Days prior to the Effective Time shall be the directors of the Surviving Corporation. At and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws, the officers of the Company in office immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

      2.5  CONVERSION OF CAPITAL STOCK OF THE MERGER SUB AND THE COMPANY.

           2.5.1 At the Effective Time, each issued and outstanding share of common stock, par value $0.001 per share, of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

           2.5.2 At the Effective Time, each issued and outstanding share of Company Common Stock and each issued and outstanding share of Company Series A Preferred Stock shall be converted into the right to receive that number of validly issued, fully paid and non-assessable shares of Parent Common Stock (including any fractional share, subject to SECTION 2.5.3) as is equal to the Merger Shares divided by the Outstanding Company Shares (the "MERGER CONSIDERATION").

           2.5.3 No fractional shares of Parent Common Stock will be issued in the Merger, but in lieu thereof, any holder of Company Stock who would otherwise be issued a fractional share of Parent Common Stock after aggregating all of the shares of the Parent Common Stock otherwise issuable to such holder of Company Stock in the Merger, shall be paid cash equal to the value of such fractional share, based on a per share value of the Parent Common Stock of $2.05.

           2.5.4 As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Company Common Stock and Company Series A Preferred Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of shares of Company Common Stock and Company Series A Preferred Stock shall thereafter cease to have any rights with respect to such shares of Company

Common Stock and Company Series A Preferred Stock, except the right to receive, without interest, the Common Merger Consideration or the Preferred Merger Consideration, as applicable, and cash for fractional shares of Parent Common Stock in accordance with SECTION 2.5.3 upon the surrender of a certificate that, immediately prior to the Effective Time, represented an outstanding share or shares of Company Common Stock or Company Series A Preferred Stock (in each such case, a "CERTIFICATE").

           2.5.5 Notwithstanding anything contained in this SECTION 2.5 to the contrary, each share of Company Stock issued and held in the Company's treasury immediately prior to the Effective Time, and each share of Company Stock owned by the Parent or Merger Sub immediately prior to the Effective Time, shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired and shall cease to exist without payment of any consideration therefor.

      2.6  DELIVERY OF CONSIDERATION.

           2.6.1 As soon as reasonably practicable after the Effective
Time, the Parent shall mail to each holder of record of Company Stock immediately prior to the Effective Time (i) a letter of transmittal (a "LETTER OF TRANSMITTAL") (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Parent and shall be in such form and have such other customary provisions as the Parent may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration with respect to the shares of Company Stock formerly represented thereby.

           2.6.2 Upon surrender of a Certificate for cancellation to the Parent or to any agent or agents as may be appointed by the Parent, together with a Letter of Transmittal, duly completed and executed, and such other documents as the Parent or any such agent may reasonably request, the holder of such Certificate shall be entitled to receive in exchange therefor, (i) a certificate representing the number of Merger Shares which such holder has the right to receive pursuant to the provisions of this SECTION 2, and (ii) a check of the Parent in an amount equal to the cash, if any, which such holder has the right to receive pursuant to SECTION 2.5.3 (in each case, less the amount of any required withholding taxes), and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this
SECTION 2.6.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration with respect to the shares of Company Stock formerly represented thereby.

      2.7 TERMINATION OF COMPANY STOCK EQUIVALENTS. All Stock Equivalents of the Company outstanding immediately prior to the Closing shall be terminated in accordance with their terms and shall be of no further force or effect as of the Closing Date.

      2.8 CLOSING OF TRANSFER BOOKS. At and after the Effective Time, transfers of the shares of Company Stock outstanding immediately prior to the Effective Time shall not be made on the stock transfer books of the Company.

      2.9 LOST CERTIFICATES. Notwithstanding the provisions of SECTION 2.6, in the event any Certificate representing Company Stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and an agreement to indemnify the Parent against any claim that may be made against it with respect to such Certificate, the Parent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration into which such Company Stock would have been converted and any fractional payment due in connection therewith pursuant to SECTION 2.5.3.

      2.10 ADJUSTMENTS TO MERGER SHARES.

           2.10.1 If the Closing Value of the Parent Common Stock is less than $1.75 per share, then, and in such event, that number of shares of Parent Common Stock (rounded up to the nearest whole share) as is equal to the amount determined by (i) subtracting the Closing Value of the Parent Common Stock from $1.93, (ii) multiplying the difference by 7,250,000, and
(iii) dividing the result by the Closing Value of the Parent Common Stock shall be added to the Merger Shares.

           2.10.2 If the Parent purchases any shares of the Company Series A Preferred Stock pursuant to SECTION 7.13, that number of shares of Parent Common Stock (rounded up to the nearest whole share) as is equal to the amount determined by dividing the total cash amount paid by the Parent in purchasing such shares of Company Series A Preferred Stock by $1.93 shall be subtracted from the Merger Shares.

3. CLOSING. The Closing of the Merger (the "CLOSING") shall, unless another date or place is agreed to in writing by the parties, take place at the offices of Troop Steuber Pasich Reddick & Tobey, LLP, 2029 Century Park East, 24th Floor, Los Angeles, California 90067 on October 31, 1999 or such later date as is the fifth Business Day after the satisfaction or waiver of all conditions precedent to the Merger. The date and time of the Closing is referred to in this Agreement as the "CLOSING DATE."

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PRINCIPAL SHAREHOLDERS. Except as set forth in the disclosure schedule delivered by the Company to the Parent concurrently with the execution and delivery of this Agreement, which schedule shall refer to the relevant Sections of this Agreement (the "COMPANY DISCLOSURE SCHEDULE"), the Company and the Principal Shareholders, jointly and severally, represent and warrant to the Parent and Merger Sub as follows (the representations and warranties contained in this SECTION 4 being the only representations and warranties of the Company contained in this Agreement):

      4.1 ORGANIZATION, STANDING AND POWER. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and corporate authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. True and correct copies of the Charter Documents of the Company have been delivered to the Parent.

      4.2  AUTHORITY; ENFORCEABILITY; EFFECT OF AGREEMENT.

           4.2.1 The Company has full corporate power and corporate authority to enter into, execute and deliver each Transaction Contract to which it is a party and perform its obligations thereunder. Subject to the approval of the Company's shareholders, each Transaction Contract to which the Company is a party has been duly authorized by all necessary corporate action of the Company. This Agreement has been, and at the Closing each other Transaction Contract to which the Company is a party will be, duly executed and delivered by the Company. Assuming each

Transaction Contract to which the Parent or Merger Sub is a party is duly executed and delivered by Parent and Merger Sub, respectively, this Agreement constitutes and, at the Closing, each other Transaction Contract to which the Company is a party will constitute, a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors' rights generally, or the availability of equitable remedies.

           4.2.2 The execution and delivery by the Company of each Transaction Contract to which it is a party do not, and compliance by the Company with the provisions of each such Transaction Contract will not, (A) conflict with or result in a breach or default under the Charter Documents of the Company or any of the terms, conditions or provisions of any Contract to which the Company is a party or otherwise bound, or to which any property or asset of the Company is subject; (B) violate any Law applicable to the Company; or (C) result in the creation or imposition of any Lien on any asset of the Company.

      4.3 CAPITALIZATION. The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 4,000,000 shares of Company Series A Preferred Stock. The Company Disclosure Schedule lists the name and the place of residence of each of the holders of the Company's outstanding Equity Securities and the class, number and material terms of such Equity Securities held by each such holder (including, without limitation, all Stock Equivalents) and the consideration provided to the Company by the holder for such securities. Other than as set forth in the Company Disclosure Schedule, there are no issued or outstanding Equity Securities of the Company or any subscription rights (including preemptive rights), calls or Contracts obligating the Company now or at any time in the future to issue Equity Securities. All of the outstanding shares of Company Stock have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or any Federal or state securities laws.

      4.4 SUBSIDIARIES. The Company does not have any direct or indirect Subsidiaries and does not own of record or beneficially any Equity Securities of any Person.

      4.5 NO CONSENTS REQUIRED. There are no approvals, authorizations, consents, orders or other actions of, or filings or registrations with, any Person that are required to be obtained or made by the Company in connection with the execution of, and the consummation of the transactions contemplated under, this Agreement, other than the approval of the Company's shareholders of this Agreement and the transactions contemplated hereby and the filings with the Delaware Secretary of State and the California Secretary of State set forth in SECTION 2.2.

      4.6 FINANCIAL SCHEDULE. SECTION 4.6 of the Company Disclosure Schedule (the "COMPANY FINANCIAL SCHEDULE") accurately sets forth the accounts receivable and the liabilities of the Company as of August 31, 1999.

      4.7 LIABILITIES. The Company does not have any obligations or liabilities (direct or indirect, matured or unmatured, absolute, accrued, contingent or otherwise) whether or not required by GAAP to be reflected or reserved against on a balance sheet ("LIABILITIES") other than (a) Liabilities set forth on the Company Financial Schedule, or (b) Liabilities incurred in the ordinary course of business consistent with past practice since August 31, 1999. None of the Liabilities described above relates to or has arisen out of a breach of Contract, breach of warranty, tort or infringement by or against the Company or any claim or Action involving the Company.

      4.8 ABSENCE OF CERTAIN CHANGES AND EVENTS. Since June 30, 1999, the Company has conducted its business only in the ordinary course of business consistent with past practice and there has not been any:

           4.8.1 material adverse change in the Business Condition of the Company;

           4.8.2 purchase, redemption, retirement or other acquisition by the Company of any Equity Securities of the Company;

           4.8.3 declaration or payment of any dividend or other distribution by the Company on any of its Equity Securities;

           4.8.4 increase by the Company in the compensation payable or to become payable by the Company to any director, officer or employee of the Company in excess of $5,000 individually or $15,000 in the aggregate;

           4.8.5 payments or distributions to employees, officers or directors of the Company except such amounts as constitute currently effective compensation for services rendered, or reimbursement for reasonable, ordinary and necessary out-of-pocket business expenses;

           4.8.6 hiring or termination of any employee who has an annual salary in excess of $40,000;

           4.8.7 discharge of any Liability except in the usual and ordinary course of business in accordance with past practices, or prepayment of any Liability or Liabilities which, in the aggregate, exceed $50,000;

           4.8.8 Transfer or lease of any assets to, or entry into any Contract with, any shareholder of the Company or any officer or director of the Company (other than payment of salaries to officers in the ordinary course of business and consistent with past practice) or any of their respective Affiliates;

           4.8.9 revaluation of any assets of the Company, including, without limitation, any write off of any material asset as unusable or obsolete or for any other reason;

           4.8.10 change in accounting methods, principles and practices employed by the Company;

           4.8.11 material change in the conduct or nature of any aspect of the business of the Company;

           4.8.12 casualty, damage, destruction or loss, or interruption of use of any assets or property (whether covered by insurance or not) in excess of $50,000 individually or in the aggregate or which otherwise has had a material adverse effect on the Business Condition of the Company;

           4.8.13 Transfer or lease of any assets, except for Transfers of cash applied in the payment of the Company's Liabilities in the ordinary course of business consistent with past practice;

           4.8.14 research and development or capital expenditures by the Company in an amount which exceeds $50,000 in the aggregate;

           4.8.15 borrowing of money other than in the ordinary course of business consistent with past practice or issuance or sale of any bonds, debentures, notes or other corporate securities of any class, including without limitation, those evidencing borrowed money, or prepayment or acceleration of any payments under any of the foregoing, or otherwise making of any payments in respect thereof other than in accordance with regularly scheduled payments;

           4.8.16 cancellation, without full payment, of any note, loan or other obligation owing to the Company;

           4.8.17 any amendment or termination of any Contract which would be a Material Contract if such Contract were in effect as of the date of this Agreement, other than in the ordinary course of business consistent with past practice;

           4.8.18 issuance or sale of any Equity Securities of the Company; or

           4.8.19 without limitation by the enumeration of the foregoing, entry into any Contract with respect to any of the foregoing or entry into any material transactions other than in the ordinary course of business consistent with past practice.

      4.9  TITLE TO PROPERTIES; ABSENCE OF ENCUMBRANCES.

           4.9.1 The Company Disclosure Schedule contains a correct and complete list of the real properties leased or occupied by the Company as of the date hereof. The Company owns no real properties.

           4.9.2 The Company enjoys peaceful and undisturbed possession to the real property covered by all of the leases under which it is operating. All of such leases are valid, subsisting and in full force and effect, and the Company is not in breach or default of any such lease.

           4.9.3 All material items of tangible personal property owned or leased by the Company in the ordinary course of its business are in good operating condition, ordinary wear and tear excepted.

           4.9.4 The Company has good and marketable title to or a valid right to use all its properties and assets, free and clear of any and all Liens.

           4.10 ACCOUNTS RECEIVABLE. The Company Financial Schedule sets forth a true and complete schedule and description of the accounts receivable of the Company as of August 31,

1999, including, without limitation, the names and addresses of the account debtors, the balance amount and aging as of the date indicated therein. The accounts receivable, whether reflected on the Company Financial Schedule or subsequently created, and all books, records and documents relating to such accounts receivable, are genuine and accurate. All accounts receivable of the Company, whether reflected on the Company Financial Schedule or subsequently created: (A) constitute bona fide and valid rights of the Company to collect payments from other Persons; (B) represent credit extended in a manner consistent with the Company's trade practices; (C) are not subject to any defense, counterclaim or offset; and (D) except for reserves for bad debts set forth in the Company Financial Schedule, are fully collectable within 60 days of the respective dates on which such accounts receivable were billed. The Company has not sold, assigned, subjected to Liens or otherwise disposed of any of its accounts receivables.

      4.11 MATERIAL CONTRACTS.

           4.11.1 The Company Disclosure Schedule identifies each written Material Contract and summarizes the material terms of each Material Contract that is not in writing. True and correct copies of each Material Contract, including, without limitation, all amendments and modifications thereof and waivers thereunder, have been delivered to the Parent or its counsel. Each Material Contract is in full force and effect, and is the valid and binding obligation of each party thereto. The Company has performed all of its obligations required to be performed by it to date under each Material Contract, and the Company is not in breach of or default under any Material Contract, and no event has occurred or circumstance exists which, with notice or lapse of time or both, would constitute a breach of or default by the Company under any Material Contract. To the Best Knowledge of the Company, each party to each Material Contract other than the Company has performed all of the obligations required to be performed by such party to date under the Material Contract and is not in breach of or in default under the Material Contract, and no event has occurred or circumstance exists which, with notice or lapse of time or both, would constitute a breach of or default by such party under the Material Contract.

           4.11.2 For purposes of this Agreement, "MATERIAL CONTRACTS" shall mean the following Contracts to which the Company is a party or otherwise bound:

           4.11.2.1 each Contract pursuant to which the Company provides services to any customer of the Company;

           4.11.2.2 employment, management, consulting and other Contracts with any current or former officer, director, employee or consultant or with any entity in which any of the foregoing is an owner, officer, director, employee or consultant;

           4.11.2.3 Contracts for the purchase or sale of any materials, products, services or supplies (i) calling (individually or together with any related Contracts) for a purchase price or payment by the Company in any one year of more than $50,000 or (ii) which are not one-time purchase orders and cannot be canceled or terminated by the Company without liability, premium or penalty on one month's or less notice;

           4.11.2.4 leases, conditional sales Contracts, licenses and other agreements under which the Company uses any tangible personal property (including, without limitation, all computer and peripheral and other related equipment and devices) to which any Company security holder or officer or director of the Company or their respective Affiliates is a party or with respect to which there are remaining payment obligations which exceed $50,000 in the aggregate;

           4.11.2.5 each Contract (1) under which the benefits cannot be retained upon the consummation of the transactions contemplated by this Agreement without the written consent or approval of other Person(s), (2) under which there will be a default as a result of the consummation of the transactions contemplated by this Agreement unless any Person(s) provide written consent or approval or (3) which would require the making of any payment, other than payments as contemplated by this Agreement, to any employee of the Company or to any other Person as a result of the consummation of the transactions contemplated herein;

           4.11.2.6 Contracts with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements;

           4.11.2.7 Contracts relating to either (i) the acquisition by the Company of any operating business or substantially all of the assets of a third party or (ii) the purchase or Transfer of any tangible or intangible assets of the Company other than in the ordinary and usual course of business;

           4.11.2.8 Contracts containing covenants or restrictions limiting in any way the freedom of the Company to compete in any line of business or with any Person in any geographical area or for any period of time;

           4.11.2.9 Contracts requiring the payment to any Person of an override or similar commission or royalty or fee;

           4.11.2.10 guarantees, performance bid or completion bonds, or other Contracts of suretyship or indemnification;

           4.11.2.11 trade secret, confidentiality or similar Contracts;

           4.11.2.12 joint venture, operating, shareholder and partnership Contracts;

           4.11.2.13 loan agreements, notes, security agreements, mortgages, debentures, indentures, factoring agreements or letters of credit;

           4.11.2.14 sales representative, distribution, franchise, advertising and similar Contracts;

           4.11.2.15 license Contracts;

           4.11.2.16 each Contract providing the Company the right to use or Exploit the intellectual property of any Person; and

           4.11.2.17 service Contracts affecting the Company's assets where the service charge is in excess of $50,000 in the aggregate or is not terminable on 30 days or less notice with a payment of no more than $5,000.

      4.12 SOFTWARE. The Company owns the Software free and clear of any claims of Cerna, Anthony Cerna or Carlos Gonzalez. The Software is accurately described in Attachment B and the files containing the complete source code to the Software are listed in Attachment C to the Assignment of Rights to Software executed by Anthony Cerna and Carlos Gonzalez on April 10, 1999. To the Best Knowledge of the Company, the Company's Exploitation of the Software does not infringe upon the rights of any Person.

      4.13 ACTIONS. There is no Action pending or, to the Best Knowledge of the Company, threatened, in law or in equity, against the Company or any of its officers or directors with respect to or affecting the Business Condition of the Company or related to the consummation of the transactions contemplated hereby. To the Best Knowledge of the Company, there are no facts which, if known by a potential claimant or Governmental Authority, would be reasonably likely to give rise to a Claim which, if asserted or conducted with results unfavorable to the Company, would have a material adverse effect on the Business Condition of the Company or on the consummation of the transactions contemplated hereby. The Company is not a party to, or bound by, any decree, order or arbitration award (or Contract entered into in any administrative, judicial or arbitration proceeding with any Governmental Authority) with respect to or affecting its Business Condition.

      4.14 BROKERS. The Company has not retained or otherwise engaged or employed any broker, finder or any other Person, or paid or agreed to pay any fee or commission to any agent, broker, finder or other Person, for or on account of acting as a finder or broker in connection with this Agreement or the transactions contemplated hereby.

      4.15 COMPLIANCE WITH APPLICABLE LAW. To the Best Knowledge of the Company, the Company has complied and is in compliance with all applicable Laws. No investigation by any Governmental Authority of any alleged violation or noncompliance with any Law is pending or, to the Best Knowledge of the Company, threatened.

      4.16 PERMITS. The Company Disclosure Schedule lists all federal, state, local and foreign governmental franchises, licenses, approvals, authorizations and permits ("PERMITS") issued by any Governmental Authority to the Company. To the Best Knowledge of the Company, each of such Permits is in full force and effect. The Company has all Permits and other rights that are required in order to conduct its business as presently conducted. No violation of any of such Permits has occurred and no Action is pending or, to the Best Knowledge of the Company, threatened to revoke or restrict any of such Permits.

     4.17  EMPLOYEES. With respect to employees of the Company:

           4.17.1 To the Best Knowledge of the Company, the Company is and has been in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such Laws respecting employment discrimination, sexual harassment, occupational safety and health, immigration status, and unfair labor practices. There are no pending or, to the Best Knowledge of the Company, threatened unfair labor practice charges or employee grievance charges.

           4.17.2 There is no request for union representation, labor strike, dispute, slowdown or stoppage pending or, to the Best Knowledge of the Company, threatened against or directly affecting the Company.

           4.17.3 At the Closing Date, the Company shall have no Liabilities to any of its past or current employees or any Persons who have provided consulting, advisory or similar services to the Company, other than liabilities reflected, reserved against or otherwise disclosed in the Company Financial Schedule.

           4.17.4 No grievance or arbitration proceeding arising out of or under collective bargaining agreements to which the Company is a party or otherwise bound is pending and no claims therefor exist before any Governmental Authority.

           4.17.5 The employment of each employee of the Company is terminable at will without cost to the Company except for payment of accrued salaries or wages and vacation pay.

           4.17.6 There is no collective bargaining agreement or other Contract that is binding on the Company with respect to collective bargaining with any union or group of employees.

           4.17.7  The Company has not experienced any work stoppage.

           4.17.8 The Company Disclosure Schedule contains a true and complete list of all employees who were employed by the Company as of September 13, 1999, and such list correctly reflects their salaries, wages, other compensation, dates of employment and positions. To the Best Knowledge of the Company, no employee of the Company presently intends to terminate his or her employment with the Company.

      4.18 EMPLOYEE BENEFITS. The Company Disclosure Schedule sets forth a list of all Employee Plans of the Company. All Employee Plans of any kind or nature maintained by or on behalf of the Company comply with and are and have been operated in material compliance with all applicable Laws. None of such plans are subject to regulation under the Employment Retirement Income Security Act of 1974, as amended.

      4.19 TAX MATTERS.

           4.19.1 The Company has filed all Tax Returns that it has been required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. No claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

           4.19.2 The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Person.

           4.19.3 To the Best Knowledge of the Company, no Governmental Authority is expected to assess any additional Taxes for any period for which Tax Returns have been filed. There is no pending or, to the Best Knowledge of the Company, threatened dispute or claim of any Governmental Authority relating to any Tax Liability of the Company.

           4.19.4 The unpaid Taxes of the Company (A) did not, as of August 31, 1999, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Company Financial Schedule and (B) do not exceed that reserve as adjusted for the passage of time from August 31, 1999 through the Closing Date in accordance with prudent business practice.

      4.20 OTHER RELATIONSHIPS. None of the shareholders of the Company or any of their respective Affiliates has any interest (other than as a noncontrolling holder of securities of a publicly traded company), either directly or indirectly, in any Person (whether as an employee, officer, director, shareholder, partner, member, agent, independent contractor, security holder, creditor, consultant, or otherwise) that presently (i) provides any services or designs, produces and/or sells any products or product lines, or engages in any activity which is the same, similar to or competitive with any activity or business in which the Company is now engaged; (ii) is a supplier of, customer of, creditor of, or has an existing contractual relationship with the Company; or (iii) has any direct or indirect interest in any asset or property used by the Company or any property, real or personal, tangible or intangible, that is necessary or desirable for the conduct of the business of the Company. No current or former stockholder, director, officer or employee of the Company nor any Affiliate of any such Person is at present or at any prior time has been, directly or indirectly through his affiliation with any other Person, a party to any transaction (other than as an employee) with the Company providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring cash payments to, any such Person.

      4.21 CONFLICTS OF INTEREST. No shareholder of the Company nor any officer, employee, agent or any other Person acting on behalf of the Company or any shareholder of the Company has, directly or indirectly, given or agreed to give or receive any money, gift or similar benefit (other than legal price concessions to customers in the ordinary course of business) to or from any customer, supplier, employee or agent of a customer or supplier, or official or employee of any Governmental Authority or other Person who was, is, or may be in a position to help or hinder the business of the Company (or assist in connection with any actual or proposed transaction therewith) which (i) might subject the Company to any Damages in any Action,
(ii) if not given in the past, might have had a material adverse effect on the Business Condition of the Company or (iii) if not continued in the future, might have a material adverse effect on the Business Condition of the Company.

      4.22 INSURANCE. The Company has in full force and effect insurance with respect to its assets and businesses against such casualties and contingencies and of such types and forms and to such extent as is customary in the case of Persons engaged in its businesses and in its areas. The
Company Disclosure Letter contains a true and correct list of all insurance policies maintained by the Company and a general description of such policies.

      4.23 SEVERANCE PAYMENTS. The Company is not a party to any Contract and has no policy providing for severance or termination payments to any officer, director, consultant or employee.

      4.24 MATERIAL MISSTATEMENTS AND OMISSIONS; PROXY STATEMENT. No representations and warranties by the Company in this Agreement, or any exhibit, schedule or certificate furnished by the Company to the Parent pursuant to this Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The information supplied or to be supplied by the Company for inclusion in the Parent Proxy Statement, including any amendments and supplements thereto, will not, at the date mailed to the Parent's stockholders or at the time of the Parent Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied or to be supplied by the Company for inclusion in the Parent Proxy Statement, including any amendments and supplements thereto, will not, at the date mailed to the Parent's stockholders or at the time of the Parent Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.    ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL
SHAREHOLDERS. Each Principal Shareholder, severally and not jointly, represents and warrants to the Parent and Merger Sub as follows (the representations and warranties contained in SECTION 4 and this SECTION 5 being the only representations and warranties of the Principal Shareholders contained in this Agreement):

      5.1  AUTHORITY; ENFORCEABILITY; EFFECT OF AGREEMENT.

           5.1.1 Such Principal Shareholder has full power and authority to enter into, execute and deliver each Transaction Contract to which he is a party and perform his obligations thereunder. Each Transaction Contract to which such Principal Shareholder is a party has been duly authorized by all necessary action of such Principal Shareholder. This Agreement has been, and at the Closing each other Transaction Contract to which such Principal Shareholder is a party will be, duly executed and delivered by such Principal Shareholder. Assuming each Transaction Contract to which the Parent or Merger Sub is a party is duly executed and delivered by the Parent or Merger Sub, this Agreement constitutes and, at the Closing, each other Transaction Contract to which such Principal Shareholder is a party will constitute, a valid and legally binding obligation of such Principal Shareholder, enforceable against such Principal Shareholder in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors' rights generally, or the availability of equitable remedies.

           5.1.2 The execution and delivery by such Principal Shareholder of each Transaction Contract to which such Principal Shareholder is a party do not, and compliance by such Principal Shareholder with the provisions of each such Transaction Contract will not, (A) conflict with or result in a breach or default under any of the terms, conditions or provisions of any Contract to which such Principal Shareholder is a party or otherwise bound, or to which any property or asset of such Principal Shareholder is subject;
(B) violate any Law applicable to such Principal Shareholder; or (C) result in the creation or imposition of any Lien on any asset of such Principal Shareholder.

      5.2 THE COMPANY STOCK. Such Principal Shareholder owns the shares of Company Stock set forth opposite his name in the Company Disclosure Letter, free and clear of all Liens. Such Principal Shareholder is not the beneficial owner (as determined pursuant to Rule 13d-3 of the Exchange Act) of any Company Stock except as set forth in SECTION 4.3 of the Company Disclosure Schedule. Such Principal Shareholder has not Transferred any shares of Company Stock.

      5.3 BROKERS. Such Principal Shareholder has not retained or otherwise engaged or employed any broker, finder or any other Person, or paid or agreed to pay any fee or commission to any agent, broker, finder or other Person, for or on account of acting as a finder or broker in connection with this Agreement or the transactions contemplated hereby.

      5.4 NO CONSENTS REQUIRED. There are no approvals, authorizations, consents, orders or other actions of, or filings with, any Person that are required to be obtained or made by such Principal Shareholder in connection with the execution of, and the consummation of the transactions contemplated under, this Agreement.

      5.5 ENTIRELY FOR OWN ACCOUNT. The Merger Shares to be received by such Principal Shareholder pursuant to the Merger will be acquired for investment for such Principal Shareholder's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Principal Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same. Such Principal Shareholder has no Contract with any Person to sell, transfer or grant participations to such Person or to any third Person with respect to any of the Merger Shares that such Principal Shareholder will acquire pursuant to the Merger.

      5.6 DISCLOSURE OF INFORMATION. Such Principal Shareholder believes he has received all the information he considers necessary or appropriate for deciding whether to acquire the Merger Shares that he is acquiring pursuant to this Agreement. Such Principal Shareholder has had an opportunity to ask questions and receive answers from the Parent regarding the Merger Shares that such Principal Shareholder is acquiring pursuant to the Merger and the Business Condition of the Parent.

      5.7 INVESTMENT EXPERIENCE. Such Principal Shareholder can bear the economic risk of his investment in the Merger Shares that he is acquiring pursuant to the Merger, and has such knowledge and experience in financial or business matters that he is capable of evaluating the merits and risks of the investment in the Merger Shares that he is acquiring pursuant to this Agreement.

      5.8 RESTRICTED SECURITIES. Such Principal Shareholder understands that the Merger Shares that he is acquiring pursuant to this Agreement are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Parent in a transaction not involving a public offering and that under such laws and applicable regulations such Merger Shares may be resold without registration under the Securities Act only in certain limited circumstances. Such Principal Shareholder represents that he is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

6. REPRESENTATIONS AND WARRANTIES OF THE PARENT. Except as set forth in the disclosure schedule delivered by the Parent to the Company and the Principal Shareholders concurrently with the execution and delivery of this Agreement, which schedule shall refer to the relevant Sections of this Agreement (the "PARENT DISCLOSURE SCHEDULE"), the Parent hereby represents and warrants to the Company and the Principal Shareholders as follows (the representations and warranties contained in this SECTION 6 being the only representations and warranties of the Parent and Merger Sub contained in this Agreement):

      6.1 ORGANIZATION, STANDING AND POWER. Each of the Parent and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each of the Parent and its Subsidiaries is duly qualified or licensed as a foreign corporation and is in good standing in each jurisdiction where the nature of its properties owned or held under lease or the nature of the business conducted by it make such qualification necessary.

      6.2  AUTHORITY; ENFORCEABILITY; EFFECT OF AGREEMENT.

           6.2.1 Each of the Parent and Merger Sub has full corporate power and corporate authority to enter into, execute and deliver each Transaction Contract to which it is a party and perform its obligations thereunder. Subject to the Parent Stockholders Approval, each Transaction Contract to which the Parent or Merger Sub is a party has been duly authorized by all necessary corporate action of the Parent or Merger Sub, respectively. This Agreement has been, and at the Closing each other Transaction Contract to which the Parent or Merger Sub is a party will be, duly executed and delivered by the Parent or Merger Sub, respectively. Assuming each Transaction Contract to which the Company or any Principal Shareholder is a party is duly executed and delivered by the Company or such Principal Shareholder to the extent they are parties thereto, this Agreement constitutes and, at the Closing, each other Transaction Contract to which the Parent or Merger Sub is a party will constitute, a valid and legally binding obligation of the Parent or Merger Sub, respectively, enforceable against the Parent and Merger Sub, respectively, in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors' rights generally, or the availability of equitable remedies.

           6.2.2 The execution and delivery by each of the Parent and Merger Sub of each Transaction Contract to which it is a party do not, and compliance by each of the Parent and Merger Sub with the provisions of each such Transaction Contract will not, (A) conflict with or result in a breach or default under the Charter Documents of the Parent or Merger Sub or any of the terms, conditions or provisions of any Contract to which the Parent or Merger Sub is a party or otherwise bound, or to which any property or asset of the Parent or Merger Sub is subject; (B) violate any Law applicable to the Parent or Merger Sub; or (C) result in the creation or imposition of any Lien on any asset of the Parent or Merger Sub.

      6.3 CAPITALIZATION. The authorized, issued and outstanding capital stock of the Parent as of September 20, 1999 is set forth in SECTION 6.3 of the Parent Disclosure Schedule. Other than as set forth in SECTION 6.3 of the Parent Disclosure Schedule, as of September 20, 1999 there were no issued or outstanding shares of the Equity Securities of the Parent or any subscription rights (including preemptive rights), calls or Contracts obligating the Parent now or at any time in the future to issue shares of its Equity Securities. All of the outstanding shares of Parent Stock have been duly authorized, validly issued, fully paid and non-assessable and not issued in violation of any preemptive rights or any Federal or state securities laws.

      6.4 DIRECTORS. The Charter Documents of the Parent authorize a Board of Directors of the Parent consisting of up to nine members and provide that each Parent director is elected by the stockholders at each annual meeting of the stockholders.

      6.5 NO CONSENTS REQUIRED. There are no approvals, authorizations, consents, orders or other actions of, or filings with, any Person that are required to be obtained or made by either of the Parent or Merger Sub in connection with the execution of, and the consummation of the transactions contemplated under, this Agreement.

      6.6 VALIDITY OF MERGER SHARES. Upon delivery of the certificates for the Merger Shares pursuant to the terms of this Agreement, due countersignature of the certificates by the Parent's transfer agent and delivery to the Company Shareholders receiving Merger Shares pursuant to this Agreement, the Merger Shares to be issued by the Parent represented thereby will be duly authorized and validly issued, fully paid and nonassessable.

      6.7 BROKERS. Other than Jeffrey Marcus (whose fee in connection with the Merger will not exceed $280,000, payable in cash or shares of Parent Common Stock at the Parent's election), neither the Parent nor Merger Sub has retained or otherwise engaged or employed any broker, finder or any other person for or on account of acting as a finder or broker in connection with this Agreement or the transactions contemplated hereby for which either of the Parent or Merger Sub could be responsible.

      6.8 SEC REPORTS. As of their respective dates, each of the Parent SEC Reports complied as to form in all material respects with the requirements applicable thereto and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in the Parent SEC Reports, since March 31, 1999 there has not occurred any change or event which has resulted in a material adverse effect on the Business Condition of the Parent and its Subsidiaries taken as a whole.

      6.9 FINANCIAL STATEMENTS. The books, accounts and records of the Parent and its Subsidiaries are and have been maintained at all times in the Parent's usual, regular and ordinary manner in accordance with GAAP, consistently applied. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Parent included in the Parent SEC Reports (collectively, the "PARENT FINANCIAL STATEMENTS"), including any appended notes which are an integral part of such statements, have been prepared in conformity with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly in all material respects the consolidated financial position of the Parent as at their respective dates and the consolidated results of operations and cash flows of the Parent for the periods covered thereby, subject in the case of the unaudited interim financial statements to normal recurring year-end adjustments.

      6.10 LIABILITIES. The Parent and its Subsidiaries do not have any liabilities other than (a) Liabilities provided for or reserved against in the Parent Financial Statements, (b) Liabilities disclosed in the Parent SEC Reports, or (c) Liabilities incurred in the ordinary course of business consistent with past practice since March 31, 1999. None of the Liabilities described above relates to or has arisen out of a breach of Contract, breach of warranty, tort or infringement by or against the Company or any claim or Action involving the Company.

      6.11 ACTIONS. There is no Action pending or, to the Best Knowledge of the Parent, threatened, in law or in equity, against the Parent, any of its Subsidiaries or any of their respective officers or directors with respect to or affecting the Business Condition of the Parent or its Subsidiaries or related to the consummation of the transactions contemplated hereby. To the Best Knowledge of the Parent, there are no facts which, if known by a potential claimant or Governmental Authority, would be reasonably likely to give rise to a Claim which, if asserted or conducted with results unfavorable to the Parent or its Subsidiaries, would have a material adverse effect on the Business Condition of the Parent or its Subsidiaries, taken as a whole, or on the consummation of the transactions contemplated hereby. None of the Parent and its Subsidiaries is a party to, or bound by, any decree, order or arbitration award (or Contract entered into in any administrative, judicial or arbitration proceeding with any Governmental Authority) with respect to or affecting its Business Condition.

      6.12 COMPLIANCE WITH APPLICABLE LAW. To the Best Knowledge of the Parent, the Parent and each of its Subsidiaries has complied and is in compliance with all applicable Laws. No investigation by any Governmental Authority of any alleged violation or noncompliance with any Law is pending or, to the Best Knowledge of the Parent, threatened against the Parent or any of its Subsidiaries.

      6.13 PERMITS. To the Best Knowledge of the Parent, each Permit issued by any Governmental Authority to the Parent or any of its Subsidiaries is in full force and effect. The Parent and its Subsidiaries have all Permits and other rights that are required in order to conduct their business as presently conducted. No violation of any of such Permits has occurred and no Action is pending or, to the Best Knowledge of the Parent, threatened to revoke or restrict any of such Permits.

      6.14 TAX MATTERS.

           6.14.1 The Parent and its Subsidiaries have filed all Tax Returns that each of them has been required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Parent and its Subsidiaries (whether or not shown on any Tax Return) have been paid. No claim has ever been made by a Governmental Authority in a jurisdiction where the Parent or its Subsidiaries do not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Parent or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

           6.14.2 Each of the Parent and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Person.

           6.14.3 To the Best Knowledge of the Parent, no Governmental Authority is expected to assess any additional Taxes for any period for which Tax Returns have been filed.

There is no pending or, to the Best Knowledge of the Parent, threatened dispute or claim of any Governmental Authority relating to any Tax Liability of the Parent or any of its Subsidiaries.

            6.14.4 The unpaid Taxes of the Parent and its Subsidiaries (A) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Parent Financial Statements (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time from March 31, 1999 through the Closing Date in accordance with the past custom and practice of the Parent in filing its Tax Returns.

      6.15 LISTING ON THE NASDAQ SMALLCAP MARKET. The Parent Common Stock, the Parent's Series A Convertible Preferred Stock and the Parent's Warrants exercisable for an aggregate of 5,100,000 shares of Parent Common Stock (collectively, the "LISTED SECURITIES") are listed for trading on the Nasdaq SmallCap Market. To the Best Knowledge of the Parent, there are no pending or threatened proceedings by the Nasdaq Stock Market with respect to the delisting of the Listed Securities from the Nasdaq SmallCap Market.

      6.16 MATERIAL MISSTATEMENTS AND OMISSIONS. No representations and warranties by the Parent or Merger Sub in this Agreement, or any exhibit, schedule or certificate furnished by the Parent or Merger Sub to the Company pursuant to this Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

7.    COVENANTS PRIOR TO THE CLOSING DATE.

      7.1 CONDUCT OF BUSINESS BY THE COMPANY. Prior to the Closing, except as contemplated by this Agreement or with the prior written consent of the Parent, the Company agrees, and the Principal Shareholders agree to cause the
Company:

           7.1.1 to conduct its operations according to its ordinary and usual course of business;

           7.1.2 not to Transfer any assets, other than asset Transfers according to its ordinary and usual course of business;

           7.1.3 not to propose, adopt or authorize any amendment to the Charter Documents of the Company except as provided for in this Agreement (including, without limitation, the expansion of the Company's Board of Directors to five members to allow for the composition of the Company's Board of Directors at the Effective Time as provided in SECTION 2.4.3);

           7.1.4 to promptly notify the Parent of any material change in the Company's business, properties, assets or liabilities or in the operation of its properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the breach in any material respect of any representation or warranty of the Company contained herein;

           7.1.5 not to adopt, or amend to increase compensation or benefits payable under, any Benefit Plan, Contract or arrangement for the benefit of employees;

           7.1.6 not to (A) except pursuant to the exercise of Stock Equivalents of the Company existing on the date hereof and disclosed in this Agreement, authorize, issue, sell, pledge, encumber or agree to authorize, issue, sell, pledge or encumber any Equity Securities of the Company, (B) effect any stock split, combination, recapitalization or otherwise change its capitalization as it existed on the date hereof, (C) grant, confer or award any Stock Equivalents, or alter any terms of or accelerate the vesting or exercise date of any outstanding Stock Equivalents, (D) redeem or otherwise acquire any of its outstanding Equity Securities or make any commitment to take such action, or (E) declare, set aside or pay any dividend or distribution payable in cash, Equity Securities or other property with respect to the Company's Equity Securities;

           7.1.7   not to enter into any Material Contract;

           7.1.8 not to amend, modify or terminate, or grant any waiver of any right under, any Material Contract, and not to make any payment under any Material Contract which is not required to be made strictly in accordance with the terms of the Material Contract;

           7.1.9 to comply with all of its obligations and duties under any Material Contract and not to create or permit to exist any default or event of default on behalf of the Company under any Material Contract, or any event or circumstance which, with lapse of time or notice, or both, would constitute a default under a Material Contract;

           7.1.10  not to commence or settle any Action;

           7.1.11 to use its Best Efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with those Persons having business relationships with the Company;

           7.1.12  to duly comply in all material aspects with all applicable
Laws;

           7.1.13 not to (A) acquire any assets, other than in the ordinary course of business consistent with past practice, (B) dispose of or encumber any assets other than in the ordinary course of business consistent with past practice or relinquish, forfeit or waive any right under any Contract, Permit or other instrument that is material to its business or operations as presently conducted or proposed to be conducted, (C) incur any indebtedness for borrowed money, or assume, guarantee or otherwise as an accommodation become responsible for, the obligations of any other Person, (D) acquire any Equity Securities of any Person, or (E) enter into any other transaction other than in the ordinary course of business consistent with past practice,

           7.1.14 to maintain all properties necessary for the conduct of the business of the Company, whether owned or leased, in substantially the same condition as they now are;

           7.1.15 to maintain its books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with prior periods;

         7.1.16 not to enter into any Contract of any kind or nature with any Affiliate, or make any payment or other asset Transfer to or for the benefit of any Affiliate (other than employment compensation in the ordinary course of business consistent with past practice);

         7.1.17 not to enter into any transaction or perform any act which would make any of the representations, warranties or agreements of the Company and the Principal Shareholders contained in this Agreement false or misleading in any material respect if made again immediately after such transaction or act; and

         7.1.18 not to take any affirmative action (including, without limitation, entering into any Contract) or fail to take any action within its control that is likely to cause any of the changes or events listed in this
SECTION 7.1 to occur.


    7.2 CONDUCT OF BUSINESS BY THE PARENT. Prior to the Closing, except as contemplated by this Agreement or with the prior written consent of the Company, the Parent agrees, and agrees to cause each of its Subsidiaries:

         7.2.1 to conduct its operations according to its ordinary and usual course of business;

         7.2.2 not to Transfer any assets, other than asset Transfers according to its ordinary and usual course of business;

         7.2.3 to promptly notify the Company of any material change in the business, properties, assets or liabilities of the Parent and its Subsidiaries or in the operation of their properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the breach in any material respect of any representation or warranty of the Parent contained herein;

         7.2.4 not to adopt, or amend to increase compensation or benefits payable under, any Benefit Plan, Contract or arrangement for the benefit of existing employees;

         7.2.5 not to (A) except pursuant to (1) the exercise or conversion of Stock Equivalents of the Company existing on the date hereof and disclosed in this Agreement or (2) issuances of Parent capital stock at a price per share not less than eighty percent of the closing price per share of the Parent Common Stock on the Nasdaq SmallCap Market on the trading day prior to the issuance, which issuances shall be approved by the Parent's Board of Directors and the proceeds of such issuances shall be used for working capital and other valid business purposes of the Parent and its Subsidiaries as determined in good faith by the Parent's Board of Directors, authorize, issue, sell, pledge, encumber or agree to authorize, issue, sell, pledge or encumber any Equity Securities of the Company, (B) effect any stock split, combination or recapitalization of its capital stock as it existed on the date hereof, (C) redeem or otherwise acquire for cash any of its outstanding Equity Securities or make any commitment to take such action, or (D) declare, set aside or pay any dividend or distribution payable in cash, Equity Securities or other property with respect to the Parent's Equity Securities, other than regularly scheduled dividend payments on the Parent's preferred stock;

         7.2.6 to comply with all of its obligations and duties under any Contract and not to create or permit to exist any default or event of default on behalf of the Parent or any of its

Subsidiaries under any Contract, or any event or circumstance which, with lapse of time or notice, or both, would constitute a default under a Contract, in each case which would have a material adverse effect on the Business Condition of the Parent and its Subsidiaries taken as a whole;

         7.2.7 to use its Best Efforts to preserve intact its business organization and goodwill, keep available (except for terminations for cause) the services of its officers and employees and maintain satisfactory relationships with those Persons having business relationships with the Parent or any of its subsidiaries;

         7.2.8 to duly comply in all material aspects with all applicable
Laws;

         7.2.9 to maintain all properties necessary for the conduct of the business of the Parent and its Subsidiaries, whether owned or leased, in substantially the same condition as they now are;

         7.2.10 to maintain its books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with prior periods;

         7.2.11 not to make any payment or other asset Transfer to or for the benefit of any Affiliate (other than employment compensation in the ordinary course of business consistent with past practice);

         7.2.12 not to enter into any transaction or perform any act which would make any of the representations, warranties or agreements of the Parent contained in this Agreement false or misleading in any material respect if made again immediately after such transaction or act; and

         7.2.13 not to take any affirmative action (including, without limitation, entering into any Contract) or fail to take any action within its control that is likely to cause any of the changes or events listed in this
SECTION 7.2 to occur.

    7.3 INSPECTION OF RECORDS. Between the date of this Agreement and the Closing, the Company shall allow the duly authorized officers, attorneys, accountants and other representatives of the Parent access at all reasonable times to the records and files, correspondence, audits and properties, as well as to all information in each case relating to the business and affairs of the Company.

    7.4 ACQUISITION PROPOSALS. From the date hereof through the Effective Time, the Company agrees and each of the Principal Shareholders severally, and not jointly, agree (a) that each of them shall, and they shall direct and use their respective Best Efforts to cause the officers, directors, employees, agents and representatives of the Company (including, without limitation, any investment banker, attorney or accountant retained by the Company) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to the shareholders of the Company) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any Equity Securities of, the Company (any such proposal or offer being hereinafter referred to as a "ACQUISITION PROPOSAL") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (b) that each of them will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this SECTION 7.4; and (c) that each of them will notify the Parent immediately if any such inquiries or proposals are received by, any such information is received from, or any such negotiations or discussions are sought to be initiated or continued with, the Company.

    7.5  SHAREHOLDER MEETINGS.

         7.5.1 As promptly as practicable after the date hereof, the Principal Shareholders shall use their respective Best Efforts to obtain the written approval of each other holder of Company Stock to this Agreement and the transactions contemplated hereby.

         7.5.2 As promptly as practicable after the date hereof, the Parent shall prepare and file with the Commission the Proxy Statement. The Proxy Statement shall contain, among other things, the proposals of the Parent's Board of Directors to (i) elect Cerna and Holtorf as directors of the Parent , (ii) issue the Merger Shares in connection with the Merger and (iii) increase the number of shares of Parent Common Stock available for issuance under the Parent's 1998 Stock Incentive Plan from 3,000,000 to 4,000,000 shares. The Parent shall use its Best Efforts to file a definitive Proxy Statement with the Commission as promptly as practicable after such initial filing, and promptly thereafter the Parent shall mail the definitive Proxy Statement to the holders of Parent Common Stock. The Company and the Parent shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, executive officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, or any other statement, filing, notice or application made by or on behalf of the Company or the Parent to any third party and/or any Government Authority in connection with the transactions contemplated by this Agreement. The Parent shall take all necessary or appropriate action under the DGCL and the Charter Documents of the Parent to call the Parent Stockholders Meeting, to be held at the earliest practicable date for the purpose of seeking the Parent Stockholder Approval. The Board of Directors of the Parent shall recommend that the stockholders of the Parent vote in favor of the matters that are the subject of the Parent Stockholder Approval.

    7.6 COMPANY EMPLOYMENT OFFERS. As promptly as practicable after the date hereof, Cerna and Holtorf shall submit to the Parent a written schedule of proposed salaries, benefits and new stock option terms for each of the Company's current employees. Upon the approval of such schedule by the Parent, the Company shall extend new employment offers to all of its current employees on an "at will" basis at the respective salaries, benefits and new stock option terms for such employees set forth in the schedule as approved by the Parent.

    7.7 RULE 145 AFFILIATES. Prior to the Effective Time, the Company shall deliver to the Parent a letter identifying all persons who were, in the Company's reasonable judgment, at the record date for its shareholders meeting (or the record date for receipt of a written consent) to approve this Agreement and the Merger, "affiliates" of the Company for purposes of Rule 145 under the Securities Act ("RULE 145 AFFILIATES"). Each of such Rule 145 Affiliates will deliver to the Parent on or prior to the Effective Time a written agreement (the "AFFILIATE LETTER") substantially in the form attached as EXHIBIT 7.7 hereto to the effect that such person will not offer to sell, sell or otherwise dispose of any Merger Shares except pursuant to an effective registration statement or in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel reasonably satisfactory to the Parent, is exempt from the registration requirements of the Securities Act. The Parent shall be entitled to place legends as specified in such Affiliate Letters on the certificate evidencing any Merger Shares to be received by such Rule 145 Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of such Affiliate Letters.

    7.8 REORGANIZATION. From and after the date hereof and until the Effective Time, none of the Parent, the Company, Merger Sub, the Principal Shareholders or any of their respective Subsidiaries or other Affiliates shall knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization with the meaning of Section 368(a) of the Code. Following the Effective Time, the Parent shall use its Best Efforts to conduct its business in a manner that would not jeopardize the characterization of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Each of the Parent and the Company shall reflect the Merger on their respective federal income tax returns as a Section 368(a)(2)(E) reorganization.

    7.9 NO TRANSFER OF EQUITY SECURITIES. Each Principal Shareholder agrees that, prior to the consummation of the Merger, such Principal Shareholder will not transfer in any way any of the Equity Securities of the Company held by such Principal Shareholder or any interest therein.

    7.10 MERGER TAX MATTERS. The parties hereto agree that none of the Parent, Merger Sub nor any of their respective Affiliates, nor their officers, directors, agents, or representatives have made any representation or warranty with respect to the tax consequences of the Merger for the shareholders of the Company.

    7.11 INVESTOR LETTER. The Company shall use its Best Efforts to obtain from each of its shareholders an investor letter in a form acceptable to the Parent and its counsel (an "INVESTOR LETTER") containing representations and warranties of such shareholders substantially similar to those of the Principal Shareholders contained in SECTIONS 5.5 through 5.8 inclusive.

    7.12 MERGER SHARE TRANSFER AGREEMENTS. The Company shall use its Best Efforts to obtain from each of its shareholders other than the Principal Shareholders a Merger Share Transfer Agreement in the form attached as
EXHIBIT 7.12 hereto (a "MERGER SHARE TRANSFER AGREEMENT").

    7.13 PURCHASE OF COMPANY SERIES A PREFERRED STOCK. Within five Business Days from the date hereof, the Principal Shareholders shall deliver to the Parent a list of the holders of Company Series A Preferred Stock who desire to receive cash from the Parent for their shares of such stock. The Parent shall offer to purchase the shares of Company Series A Preferred Stock from the holders identified in such list for cash equal to $3.60 per share. The closing of the Parent's purchase of such shares shall occur immediately prior to the Effective Time of the Merger and shall be subject to the consummation of the Merger and the execution by the selling shareholders of documentation containing representations and warranties and other provisions reasonably acceptable to the Parent.

    7.14 PUBLIC ANNOUNCEMENTS. No public announcements or other disclosures of this Agreement or the transactions contemplated hereby shall be made by any party without the prior written consent of the other parties until the Closing Date; PROVIDED, HOWEVER, that upon prior notice to the Company, the Parent may make public disclosures of such information regarding this Agreement and the transactions contemplated hereby as it deems appropriate under applicable securities Laws or in connection with obtaining financing contemplated by this Agreement.

    7.15 FILINGS; OTHER ACTIONS. Subject to the terms and conditions herein provided, the Parent, the Company, the Principal Shareholders and Merger Sub shall: (a) use their respective Best Efforts to cooperate with one another in
(i) determining which filings are required to be made, and which consents, approvals, permits or authorizations are required to be obtained, prior to the Effective Time in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and
(ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (b) use their respective Best Efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of the Parent and the Principal Shareholders shall take all such necessary action.

    7.16 TERMINATION OF LIENS. The Principal Shareholders shall cause all Liens for the benefit of Cerna encumbering any shares of Company Common Stock to be terminated prior to the Closing Date.

8. CONDITIONS TO THE OBLIGATIONS OF THE PARENT AND MERGER SUB. The obligation of the Parent and Merger Sub to consummate the Merger and to take the other actions required to be taken by the Parent and Merger Sub at the Closing pursuant to the Transaction Contracts is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Parent in writing, in whole or in part):

    8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of each of the Company and the Principal Shareholders set forth in this Agreement subject to materiality or material adverse effect qualifications shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the Closing Date with the same effect as though such representations and warranties had been made at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties subject to materiality or material adverse effect qualifications shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

    8.2 PERFORMANCE. Each of the Company and the Principal Shareholders shall have performed in all material respects all obligations and complied in all material respects with all covenants required by any Transaction Contract to be performed or complied with by any of them on or prior to the Closing Date.

    8.3 CONSENTS. All consents, Permits and approvals required, in the reasonable opinion of counsel for the Parent, as a condition to the lawful consummation of the Merger and of the transactions contemplated in this Agreement, or as necessary to avoid a breach of or default or an acceleration of a contractual right or payment under any material Contract to which the Company, the Parent or any of its Subsidiaries is a party, shall have been obtained.

    8.4 CERTIFICATE. The Company and the Principal Shareholders shall have delivered to the Parent a certificate, dated the Closing Date and executed by the Company and each Principal Shareholder, certifying that the conditions specified in SECTIONS 8.1, 8.2 and 8.3 have been satisfied.

    8.5 AUDITED FINANCIAL STATEMENTS. The Company shall have delivered to the Parent the Annual Financial Statements, with the report of the independent auditors subject to no qualifications and which otherwise shall be in form and substance satisfactory to the Parent.

    8.6 GOVERNMENTAL AND REGULATORY CONSENTS. All filings required to be made prior to the Effective Time by the Company or the Parent with, and all consents, approvals, orders, registrations and authorizations required to be obtained prior to the Effective Time by the Company or the Parent from Governmental Authorities in connection with the execution and delivery of this Agreement by the parties hereto and the consummation of the transactions contemplated hereby by the parties hereto shall have been made or obtained (as the case may be), except where the failure to have obtained or made such consent, filing, authorization, order, approval or registration would not have a material adverse effect on the Business Condition of the Company or the Business Condition of the Parent and its Subsidiaries taken as a whole.

    8.7 NON-COMPETITION AGREEMENTS. At or before the Effective Time, each of the Principal Shareholders shall have executed and delivered to the Parent a Non-Competition Agreement (the "NON-COMPETITION AGREEMENTS") substantially in the form attached hereto as EXHIBIT 8.7.

    8.8 NON-DISCLOSURE AGREEMENTS. Each of the Non-Disclosure Agreements shall have been executed and delivered to the Parent by the employees of the Company.

    8.9 LOCK-UP AGREEMENTS. Prior to the Closing Date, the Parent shall have received an agreement (each, a "LOCK-UP AGREEMENT" and collectively, the "LOCK-UP AGREEMENTS") in a form reasonably satisfactory to it executed by each Principal Shareholder to the effect that each such holder shall not sell, transfer or otherwise dispose of the Merger Shares received by such holder for a period ending on the second anniversary of the Closing; PROVIDED that 50% of such Merger Shares issued to each Principal Shareholder shall be free of such restriction on the one year anniversary of the Closing; PROVIDED, FURTHER, that 300,000 of the Merger Shares issuable to Cerna shall not be subject to such restriction and shall not be covered by Cerna's Lock-Up Agreement; PROVIDED, FURTHER, that the Lock-Up Agreement with respect to a Principal Shareholder shall terminate if and when (i) such Principal Shareholder's employment under the Cerna Employment Agreement (with respect to Cerna) or the Holtorf Employment Agreement (with respect to Holtorf) is terminated by the Parent and/or the Surviving Corporation other than for Cause in accordance with the applicable employment agreement or is voluntarily terminated by such Principal Shareholder for Good Reason as defined in the employment agreement or (ii) a Change of Control occurs (as defined in such Principal Shareholder's employment agreement).

    8.10 COMPANY SHAREHOLDERS APPROVAL. Prior to the Effective Time, the shareholders of the Company shall have approved the Merger in accordance with
SECTION 7.5.1 and the CGCL.

    8.11 PARENT STOCKHOLDERS APPROVAL. Prior to the Effective Time, the Parent Stockholders Approval shall have been obtained.

    8.12 INVESTOR LETTERS. The Parent shall have received Investor Letters executed by each shareholder of the Company.

    8.13 RULE 145 AFFILIATE LETTERS. Each of the Rule 145 Affiliates shall have executed and delivered to the Parent a Rule 145 Affiliate Letter.

    8.14 EMPLOYMENT AGREEMENTS. Prior to the Effective Time, each of Cerna, Holtorf and Carlos Gonzalez shall have executed and delivered to the Parent the Cerna Employment Agreement, the Holtorf Employment Agreement and the Gonzalez Employment Agreement, respectively.

    8.15 SHAREHOLDERS AGREEMENTS. All shareholder, voting, registration rights or other agreements with respect to the Company Stock shall have been terminated.

    8.16 MERGER SHARE TRANSFER AGREEMENTS. The Parent shall have received Merger Share Transfer Agreements executed by each shareholder of the Company other than the Principal Shareholders.

    8.17 TERMINATION OF LIENS. All Liens for the benefit of Cerna encumbering any shares of Company Common Stock shall have been terminated.

    8.18 AMENDMENT TO ASSIGNMENT OF RIGHTS TO SOFTWARE. Cerna, Anthony Cerna and Carlos Gonzalez each shall have executed and delivered to the Parent an Amendment to Assignment of Rights to Software in the form of EXHIBIT 8.18 attached hereto.

    8.19 NO ACTIONS. No Action pertaining to the transactions contemplated by this Agreement or to their consummation shall have been instituted or threatened on or prior to the Closing Date.

    8.20 NO MATERIAL ADVERSE CHANGES. There shall not exist any circumstance and there shall not have occurred any event which has had or reasonably could have a material adverse effect on the Business Condition of the Company.

    8.21 OPINION LETTER. The Parent shall have received from Capstone Law Group LLP, counsel to the Company, an opinion letter, dated as of the Closing Date and addressed to the Parent, in form and substance satisfactory to the Parent.

9. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND THE PRINCIPAL SHAREHOLDERS. The obligation of the Company to consummate the Merger and to take the other actions required to be taken by the Company and the Principal Shareholders at the Closing pursuant to the Transaction Contracts is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company in writing, in whole or in part):

    9.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of each of the Parent and Merger Sub set forth in this Agreement subject to materiality or material adverse effect qualifications shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the Closing Date with the same effect as though such representations and warranties had been made at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties subject to materiality or material adverse effect qualifications shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

    9.2 PERFORMANCE. Each of the Parent and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants required by any Transaction Contract to be performed or complied with by any of them on or prior to the Closing Date.

    9.3 CERTIFICATE. The Parent and Merger Sub each shall have delivered to the Company and the Principal Shareholders a certificate, dated the Closing Date and executed by each of the Parent and Merger Sub, certifying that the conditions specified in SECTIONS 9.1 and 9.2 have been satisfied and representing and warranting to the Company and the Principal Shareholders that (i) as of the Closing Date the Parent is in full compliance with all of the published requirements of the Nasdaq SmallCap Market for the continued listing of the Listed Securities on the Nasdaq SmallCap Market; and (ii) if the Parent's Quarterly Report on Form 10-Q for the three months ended September 30, 1999 (the "10-Q") has not been filed with the Commission prior to the Closing Date, the unaudited consolidated financial statements of the Parent as of and for the three months ended September 30, 1999 included in the draft 10-Q as of the Closing Date, including any appended notes which are an integral part of such statements, have been prepared in conformity with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly in all material respects the consolidated financial position of the Parent as at their respective dates and the consolidated results of operations and cash flows of the Parent for the periods covered thereby, subject to normal recurring year-end adjustments.

    9.4 GOVERNMENTAL AND REGULATORY CONSENTS. All filings required to be made prior to the Effective Time by the Parent or Merger Sub with, and all consents, approvals, orders, registrations and authorizations required to be obtained prior to the Effective Time by the Parent or Merger Sub from Governmental Authorities in connection with the execution and delivery of this Agreement by the Parent and Merger Sub and the consummation of the transactions contemplated hereby by the Parent and Merger Sub shall have been made or obtained (as the case may be), except where the failure to have obtained or made such consent, filing, authorization, order, approval or registration would not have a material adverse effect on the Business Condition of the Parent and its Subsidiaries taken as a whole.

    9.5 PARENT STOCKHOLDERS APPROVAL. Prior to the Effective Time, the Parent Stockholders Approval shall have been obtained.

    9.6 ELECTION OF CERNA AND HOLTORF AS PARENT DIRECTORS. Each of Cerna and Holtorf shall have been elected as directors of the Parent, subject to the consummation of the Merger and effective as of the Effective Time.

    9.7 NO ACTIONS. No Action pertaining to the transactions contemplated by this Agreement or to their consummation shall have been instituted or threatened on or prior to the Closing Date.

    9.8 NO MATERIAL ADVERSE CHANGES. There shall not exist any circumstance and there shall not have occurred any event which has had or reasonably could have a material adverse effect on the Business Condition of the Parent and its Subsidiaries taken as a whole.

    9.9 EMPLOYMENT AGREEMENTS. Prior to the Effective Time, the Parent and Merger Sub shall have executed and delivered to Cerna, Holtorf and Carlos Gonzalez the Cerna Employment Agreement, the Holtorf Employment Agreement and the Gonzalez Employment Agreement, respectively.

    9.10 NET TANGIBLE ASSETS. The Parent shall have been in compliance with the published net tangible assets requirement for the continued listing of the Listed Securities on the Nasdaq SmallCap Market as of a date prior to the Closing Date at least as recent as September 30, 1999, as supported by the financial statements of the Company included in the 10-Q, which financial statements shall have been prepared with the assistance of the accounting firm of Parks Palmer Business Services Inc. and reviewed by the accounting firm of Singer Lewak Greenbaum & Goldstein, LLP.

    9.11 OPINION LETTER. The Company and the Principal Shareholders shall have received from Troop Steuber Pasich Reddick & Tobey, LLP, counsel to the Parent, an opinion letter, dated as of the Closing Date and addressed to the Company and the Principal Shareholders, in form and substance satisfactory to the Company and the Principal Shareholders.

10. FURTHER AGREEMENTS OF THE PARTIES.

    10.1 CONFIDENTIALITY.

         10.1.1 The parties hereto hereby acknowledge and agree that any and all information which has been disclosed by one to the other, its directors, partners, members, managers, employees, consultants, agents and shareholders during the discussions and negotiations leading to the execution of this Agreement, and all information to be disclosed by one to the other, its directors, employees, consultants and agents and shareholders during the period commencing on the date of execution of this Agreement through the Closing or termination of this Agreement, shall constitute confidential information and trade secrets of the disclosing party, and as such are secret, confidential and unique and constitute the exclusive trade secrets and property of such party. Such information has been made known and available to the other party and its respective employees, consultants and agents strictly in connection with the negotiation and execution of this Agreement and the consummation of the transactions provided for herein. Each party hereby acknowledges and agrees that any use or disclosure of any such confidential information or trade secrets, other than pursuant to this Agreement, would be wrongful and would cause irreparable injury to the other. Accordingly, each party hereby expressly agrees, for itself and on behalf of its shareholders, partners, members and directors, if any, and its principal officers, managers, employees, agents, consultants and representatives, that it and they will not at any time prior to the Closing or at any time thereafter, use or disclose, other than in accordance with the terms and provisions of this Agreement, any of such confidential information or trade secrets; PROVIDED that any of the parties hereto may use or disclose such confidential information or secrets of another party without restriction if such information or secrets (i) were or are available to such party on a non-confidential basis from a source other than the other party, or (ii) were or become generally available to the public (other than as a result of an impermissible disclosure by such party or its Affiliates); and PROVIDED, FURTHER, that if a party is required (by oral question, interrogatories, requests for information or documents, subpoena or similar process) to disclose any of such information or secrets of another party, such disclosure be made without liability hereunder (although notice of such requirement shall be given to the other party so that, if practicable, the other party may seek a protective order against such disclosure). Each party acknowledges that, in the event of a violation by the other of the terms and provisions of this SECTION 10.1, the remedies at law would not be adequate; and accordingly, in such event (subject to SECTION 14.6) such party may proceed to protect and enforce its rights under this SECTION 10.1 by a suit in equity for specific performance and temporary, preliminary and permanent injunctive relief from violation of any of the provisions of this SECTION 10.1 from any court of competent jurisdiction without the necessity of proving the amount of any actual damages to the party resulting from the breach.

         10.1.2 The Company and the Principal Shareholders acknowledge that the Parent has public reporting obligations under the Exchange Act, and the Parent intends to arrange for certain financing in connection with this Agreement. Accordingly, notwithstanding the provisions of SECTION 10.1.1:

                10.1.2.1 Upon prior notice to the Company and the Principal Shareholders, the Parent may make public disclosures of such information regarding the Company and the Principal Shareholders as it deems appropriate under applicable securities Laws; and

                10.1.2.2 Upon prior notice to the Company and the Principal Shareholders, the Parent may disclose information regarding the Company and the Principal Shareholders to Persons from whom the Purchaser seeks financing in connection with this Agreement and to underwriters, finders and broker/dealers who assist in locating such investors.

    10.2 CORPORATE GOVERNANCE.

         10.2.1 At the Effective Time, the Board of Directors of the Parent shall consist of seven members. As part of the Proxy Statement, the Parent shall nominate Cerna and Holtorf to the Parent's stockholders for election as directors at the Parent Stockholders Meeting, subject to the consummation of the Merger and effective as of the Effective Time. From the Effective Time up to but not including the second anniversary thereof, the Parent shall nominate Cerna and Holtorf for election as directors at each meeting or other action of stockholders at which directors are elected and shall use its Best Efforts to cause the election of Cerna and Holtorf, including soliciting proxies in favor of the election of each of them. From the Effective Time up to but not including the second anniversary thereof, Cerna and Holtorf each (severally and not jointly) shall vote his shares of capital stock of the Parent to elect the nominees of the Parent as directors of the Parent at each meeting or other action of stockholders at which directors are elected.

         10.2.2 From the Effective Time up to but not including the second anniversary thereof, the Parent shall cause the Board of Directors of the Surviving Corporation to consist of Cerna, Holtorf, two individuals to be designated by the Parent and one individual to be designated by the Parent, Cerna and Holtorf.

         10.2.3 On the Closing Date and following each annual meeting of the stockholders of the Parent during the period from the Effective Time up to but not including the second anniversary thereof, the Board of Directors of the Parent shall appoint an Executive Committee (the "EXECUTIVE COMMITTEE") which shall report to the Board of Directors of the Parent. The responsibilities of the Executive Committee shall include directing and administering the day to day operations of both the Parent and the Surviving Corporation, reviewing and making recommendations to the Parent's Board of Directors on all potential acquisitions and investments and public and private financings, and such other responsibilities as the Board of Directors may delegate consistent with the DGCL. From the Effective Time up to but not including the second anniversary thereof, the Executive Committee shall consist of Cerna, Holtorf and two designees of the Parent, one of whom shall be Irwin Meyer.

         10.2.4 Notwithstanding anything to the contrary contained in this Agreement, each Principal Shareholder agrees that he shall resign from all positions held as a member (or member of any committee) of the Board of Directors of the Parent or any of its Subsidiaries if and when his employment with the Parent and/or the Surviving Corporation under the Cerna Employment Agreement (with respect to Cerna) or the Holtorf Employment Agreement (with respect to Holtorf) is terminated by the Parent and/or the Surviving Corporation for Cause or Disability in accordance with the applicable employment agreement or is voluntarily terminated by such Principal Shareholder other than for Good Reason as defined in the employment agreement.

    10.3 KEY MAN INSURANCE. Cerna and Holtorf each agrees that the Company and/or the Surviving Corporation may purchase key man insurance on him in such amounts as the Board of Directors of the Company and the Parent deem appropriate.

    10.4 DIRECTORS AND OFFICERS LIABILITY INSURANCE. Following the Closing, each Principal Shareholder shall be named as an insured in the directors and officers liability insurance policies maintained by the Parent, in such a manner as to provide the Principal Shareholder the same rights and benefits as are accorded to the most favorably insured of the Parent's directors.

    10.5 REGISTRATION STATEMENT. As soon as reasonably practicable after the Effective Time, but in no event later than 30 days after the Effective Time, the Parent shall prepare and file a Registration Statement on Form S-3 or such other successor form as is then available (the "REGISTRATION STATEMENT") with the Commission and shall include in such Registration Statement all of the Merger Shares issued pursuant to the Merger. The Parent shall promptly pay all registration expenses incurred in connection with the preparation and filing of the Registration Statement and the Parent shall use its Best Efforts to register or qualify the shares of Merger Shares covered by the Registration Statement under such securities or blue sky laws in such jurisdictions as the Principal Shareholders may reasonably request. The Parent shall at all times until the third anniversary of the Closing Date use its Best Efforts to continue to meet the conditions required in order to use the Registration Statement and to maintain its listing on the Nasdaq SmallCap Market or, alternatively, list on another national securities exchange.

11. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITY.

    11.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made in this Agreement or made in any document delivered pursuant to this Agreement by or on behalf of any party shall survive the execution and delivery of this Agreement and the Closing, regardless of notice of or any investigation or right of investigation made prior to or after the date of this Agreement by or on behalf of any party, and shall terminate and expire two years following the Closing Date, after which date they shall be of no further force or effect; PROVIDED that the representations and warranties contained in SECTIONS 4.13, 4.19, 5.2, 6.11 and 6.14 shall terminate and expire upon the expiration of the statute of limitations therefor.

    11.2 INDEMNIFICATION BY THE PRINCIPAL SHAREHOLDERS WITH RESPECT TO THE COMPANY. The Principal Shareholders shall, jointly and severally, indemnify, save and hold harmless the Parent, Merger Sub, and each of their respective officers, directors, employees, agents and Affiliates, and each of their successors and assigns (individually, a "PARENT INDEMNIFIED PARTY" and collectively, the "PARENT INDEMNIFIED PARTIES") from and against any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including, without limitation, interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel) ("DAMAGES") incurred in connection with, arising out of, resulting from or incident to:

         11.2.1 any breach of, or any inaccuracy in any of, the representations or warranties of the Company and the Principal Shareholders contained in SECTION 4, or any default in any agreements made by the Company in this Agreement, any exhibit or schedule hereto or any certificate, instrument or writing delivered in connection herewith;

         11.2.2 any failure by the Company prior to the Effective Time to obtain or maintain in effect any Permit relating to the Company and/or its business, assets or operations; or

         11.2.3 any Action, compromise, settlement, assessment or judgment arising out of or incidental to any of the matters indemnified against in this SECTION 11.2.

    11.3 INDEMNIFICATION BY EACH PRINCIPAL SHAREHOLDER WITH RESPECT TO SUCH PRINCIPAL SHAREHOLDER. Each Principal Shareholder shall, severally and not jointly, indemnify, save and hold harmless the Parent Indemnified Parties from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to:

         11.3.1 any breach of, or any inaccuracy in any of, the representations or warranties of such Principal Shareholder contained in
SECTION 5, or any default in any agreements made by such Principal Shareholder in this Agreement, any exhibit or schedule thereto or any certificate, instrument or writing delivered in connection herewith; or

         11.3.2 any Action, compromise, settlement, assessment or judgment arising out of or incidental to any of the matters indemnified against in this SECTION 11.3.

    11.4 INDEMNIFICATION BY THE PARENT. The Parent shall indemnify, save and hold harmless the shareholders of the Company and each of their respective officers, directors, employees, agents and Affiliates, and each of their successors and assigns (individually, a "COMPANY INDEMNIFIED PARTY" and collectively, the "COMPANY INDEMNIFIED PARTIES") from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to:

         11.4.1 any breach of, or any inaccuracy in any of, the representations or warranties of the Parent or Merger Sub contained in
SECTION 6, or any default in any agreements made by the

Parent or Merger Sub in this Agreement, any exhibit or schedule hereto or any certificate, instrument or writing delivered in connection herewith; or

         11.4.2 any Action, compromise, settlement, assessment or judgment arising out of or incidental to any of the matters indemnified against in this SECTION 11.4.

    11.5 NOTICE OF CLAIM. If a claim for Damages (a "CLAIM") is to be made by a party entitled to indemnification hereunder (an "INDEMNIFIED PARTY") against the indemnifying party (the "INDEMNIFYING PARTY"), the Indemnified Party shall give written notice (a "CLAIM NOTICE") to the Indemnifying Party, which notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a "THIRD PARTY CLAIM") or whether the Claim does not so arise (a "DIRECT CLAIM"), and shall also specify (to the extent that the information is available) the factual basis for the Claim and the amount of the Damages, if known. If the Claim is a Third Party Claim, the Indemnified Party shall provide the Claim Notice as soon as practicable after such party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought hereunder. If any Action is filed against any Indemnified Party, written notice thereof shall be given to the Indemnifying Party as promptly as practicable (and in any event within 15 calendar days after the service of the citation or summons). The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party has been damaged by such failure.

    11.6 DEFENSE OF CLAIMS. With respect to a Third Party Claim, if after receipt of the Claim Notice the Indemnifying Party acknowledges in writing to the Indemnified Party that the Indemnifying Party shall be obligated under the terms of its indemnity hereunder in connection with such Third Party Claim, the Indemnifying Party shall, at its own cost, risk and expense, (i) take control of the defense and investigation of such Action, (ii) employ and engage attorneys of its own choice, but, in any event, reasonably acceptable to the Indemnified Party, to handle and defend the same unless the named parties to such action or proceeding (including, without limitation, any impleaded parties) include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, in which event the Indemnified Party shall be entitled, at the Indemnifying Party's cost, risk and expense, to engage one firm of counsel (in addition to appropriate local counsel) of its own choosing, and (iii) compromise or settle such Action, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed.

         11.6.1 If the Indemnifying Party fails to assume the defense of such Claim within 15 calendar days after receipt of the Claim Notice, the Indemnified Party against which such Claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party's cost and expense, the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnifying Party. If the Indemnified Party assumes the defense of the Claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall be liable for any settlement of any action effected pursuant to and in accordance with this SECTION 11.6.1 and for any final judgment (subject to any right of appeal) and the Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party from and against any Damages by reason of such settlement or judgment.

    11.7 NO RIGHT OF CONTRIBUTION. The Principal Shareholders shall have no right of contribution against the Company or against the Parent or any of their respective Subsidiaries by reason of or arising from any claim asserted by an Indemnified Party hereunder.

    11.8 LIMITATION ON INDEMNIFICATION OBLIGATIONS. The Parent Indemnified Parties shall not be entitled to recover under SECTION 11.2 unless the aggregate amount of indemnifiable Damages incurred by the Parent Indemnified Parties under SECTION 11.2 exceeds $250,000, at which time any claim for indemnification may be made only for the excess. The Company Indemnified Parties shall not be entitled to recover under SECTION 11.4 unless the aggregate amount of indemnifiable Damages incurred under SECTION 11.4 exceeds $250,000, at which time any claim for the indemnification may be made only for the excess. Notwithstanding anything to the contrary herein contained, the limitations contained in this SECTION 11.8 shall not apply to indemnification for fraud by an indemnifying party in connection with this Agreement and the transactions contemplated hereby.

12. TAX MATTERS. The following provisions shall govern the allocation of responsibility as between the Parent and the Principal Shareholders for certain tax matters following the Closing Date:

    12.1 TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. The Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date, which are filed after the Closing Date. The Parent shall permit the Principal Shareholders to review and comment on each such Tax Return described in the preceding sentence prior to filing. The Principal Shareholders shall reimburse the Parent for Taxes of the Company with respect to such periods within fifteen (15) days after payment by the Parent or the Company of such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the Current Balance Sheet.

    12.2 TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE. The Parent shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. The Parent shall permit the Principal Shareholders to review and comment on each such Tax Return described in the preceding sentence prior to filing. The Principal Shareholders shall pay to the Parent within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the Current Balance Sheet. For purposes of this SECTION 12, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall, in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period; and, in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

    12.3 COOPERATION ON TAX MATTERS. The Parent, the Company and the Principal Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this SECTION 12 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

    12.4 CERTAIN TAXES. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Principal Shareholders when due, and the Principal Shareholders shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the Parent shall, and shall cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

13. TERMINATION. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

    13.1 TERMINATION BY MUTUAL CONSENT. By the mutual agreement, in writing, of each of the parties to this Agreement.

    13.2 TERMINATION BY THE PARENT. By the Parent on behalf of the Parent and Merger Sub by giving written notice to the Company if:

         13.2.1 there has been a material violation or breach by the Company or any Principal Shareholder of any agreement, covenant, representation or warranty contained in any Transaction Contract, which violation or breach shall not have been cured or corrected within 30 days after receipt of notice thereof;

         13.2.2 the Closing does not occur on or prior to December 31, 1999 or such later date as may be agreed to in writing by the parties; or

         13.2.3 if the Closing Value of the Parent Common Stock is less than $1.75 per share, thereby triggering the increase in the number of Merger Shares set forth in SECTION 2.10.1.

    13.3 TERMINATION BY THE COMPANY. By the Company on behalf of the Company and the Principal Shareholders by giving written notice to the Parent if:

         13.3.1 there has been a material violation or breach by the Parent or Merger Sub of any agreement, covenant, representation or warranty contained in any Transaction Contract, which violation or breach shall not have been cured or corrected within ten days after receipt of notice thereof; or

         13.3.2 the Closing does not occur on or prior to December 31, 1999, or such later date as may be agreed to in writing by the parties.

         13.4 EFFECT OF TERMINATION. In the event of the termination of this Agreement without the Closing occurring, no party shall have any obligation or liability to any other party in respect to this Agreement, except for (i) any material breach of any covenant contained in SECTION 7 occurring prior to such termination, or (ii) any material breach of or material inaccuracy in any representation or warranty occurring prior to such termination that is intentional; and provided that SECTIONS 7.15, 10.1, 14.10 and 14.11 shall remain in full force and effect.

14.      MISCELLANEOUS.

         14.1 NOTICES. All notices, requests, demands and other communications (collectively, "NOTICES") given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission (which must be confirmed) or by United States first class, registered or certified mail, postage prepaid, to the following addresses:

              14.1.1         if to the Parent or Merger Sub, to:

                             IAT Resources Corporation
                             5757 Wilshire Boulevard, PH 1
                             Los Angeles, California  90036
                             Facsimile No.:  (323) 634-2221
                             Attn:  Mr. Irwin Meyer

                             with a copy to:

                             Troop Steuber Pasich Reddick & Tobey, LLP
                             2029 Century Park East, 24th Floor
                             Los Angeles, California 90067
                             Facsimile No.:  (310) 728-2316
                             Attn:   Linda Giunta Michaelson, Esq.

              14.1.2         if to the Company or Cerna, to:

                             Infolocity, Inc.
                             165 Mitchell Avenue, Suite 200
                             South San Francisco, California  94080
                             Facsimile No.:  (650) 873-0381
                             Attn:  James J. Cerna, Jr.

                             with a copy to:

                             Capstone Law Group LLP
                             250A Twin Dolphin Drive
                             Redwood City, California  94065
                             Facsimile No.: (650) 551-0804
                             Attn:  Andrew Won, Esq.

              14.1.3         if to Holtorf, to:

                             Infolocity, Inc.
                             165 Mitchell Avenue, Suite 200
                             South San Francisco, California  94080
                             Facsimile No.:  (650) 873-0381
                             Attn:  Victor Alonso Holtorf

                             with a copy to:

                             Capstone Law Group LLP
                             250A Twin Dolphin Drive
                             Redwood City, California  94065
                             Facsimile No.: (650) 551-0804
                             Attn:  Andrew Won, Esq.


Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails. Any party may from time to time change its address for further Notices hereunder by giving notice to the other parties in the manner prescribed in this Section.

    14.2 ENTIRE AGREEMENT. This Agreement, the other Transaction Contracts and the exhibits and schedules thereto contain the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto any rights or remedies under or by way of this Agreement.

    14.3 ASSIGNMENT. No party may assign its rights or obligations under this Agreement, and any attempted or purported assignment or any delegation of any party's duties or obligations arising under this Agreement to any Person shall be deemed to be null and void, and shall constitute a material breach by such party of its duties and obligations under this Agreement. This Agreement shall inure to the benefit of and be binding upon any successors of each party by way of merger or consolidation.

    14.4 WAIVER AND AMENDMENT.

         14.4.1 At any time prior to the Effective Time, each of the parties hereto (in the case of the Parent, the Company and Merger Sub, by action taken or authorized by its Board of Directors) may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         14.4.2 Prior to the Effective Time, any provision of this Agreement may be amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, PROVIDED that after the Company Meeting, this Agreement may not be amended if it would violate the CGCL or reduce the amount or change the form of the consideration to be received by the Company shareholders in the Merger.

    14.5 GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of law thereof.

    14.6 DISPUTE RESOLUTION. In case of any dispute arising out of this Agreement or any dealings between any of the parties hereto relating to the subject matter of this Agreement, the parties shall use their respective Best Efforts for a period of not less than 30 days to resolve such dispute by mutual agreement. If the parties fail to resolve such dispute within such 30-day period, the provisions set forth on EXHIBIT 14.6 attached hereto shall govern the resolution of such dispute.

    14.7 SEVERABILITY. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

    14.8 CAPTIONS. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

    14.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

    14.10 TRANSACTION EXPENSES. If the Closing occurs, all Transaction Expenses incurred by each of the parties hereto shall be paid by the Parent. If the Closing does not occur, all Transaction Expenses incurred by each party hereto shall be paid by such party.

    14.11 COSTS AND ATTORNEYS' FEES. If any Action is instituted to remedy, prevent or obtain relief from a default in the performance by any party to this Agreement of its obligations under this

Agreement, the prevailing party shall recover its reasonable attorneys' fees incurred in each and every such Action, including, without limitation, any and all appeals or petitions therefrom.

    14.12 RIGHTS CUMULATIVE. No right granted to the parties under this Agreement on default or breach is intended to be in full or complete satisfaction of any Damages arising out of such default or breach, and each and every right under this Agreement, or under any other document or instrument delivered hereunder, or allowed by law or equity, shall be cumulative and may be exercised from time to time.

         IN WITNESS WHEREOF, this Agreement and Plan of Merger has been made and entered into as of the date and year first above written.

                               IAT RESOURCES CORPORATION,
                               a Delaware corporation


                               By:          /s/ Irwin Meyer
                                  ---------------------------------------
                                  Name:  Irwin Meyer
                                  Title: Chief Executive Officer



                               INFOLOCITY MERGER SUB, INC.,
                               a Delaware corporation


                               By:          /s/ Arthur Bernstein
                                  ---------------------------------------
                                  Name:  Arthur Bernstein
                                  Title: Executive Vice-President



                               INFOLOCITY, INC.,
                               a California corporation


                               By:          /s/ James J. Cerna, Jr.
                                  ---------------------------------------
                                  Name:  James J. Cerna, Jr.
                                  Title: Chief Executive Officer



                               JAMES J. CERNA, JR.


                                     /s/ James J. Cerna, Jr.
                               ----------------------------------------------



                               VICTOR ALONSO HOLTORF


                                     /s/ Victor Alonso Holtorf
                               ----------------------------------------------

                                LIST OF EXHIBITS

Exhibit No.           Exhibit Name
-----------           ------------
1.1.9                 Cerna Employment Agreement
1.1.24                Gonzalez Employment Agreement
1.1.25                Holtorf Employment Agreement
1.1.30                Non-Disclosure Agreement
7.7                   Affiliate Letter
7.12                  Merger Share Transfer Agreement
8.7                   Non-Competition Agreement
8.18                  Amendment to Assignment of Rights to Software
14.6                  Dispute Resolution